UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
December 4, 2007

STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10196	23-2517953
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(480) 556-9303
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -- Registrant’s Business and Operations

ITEM  8.01 Other Events.

Studio One Media, Inc., Information To Be Available Through S&P Market Access Program

Studio One Media, Inc., (OTCBB:SOMD) announced today that its company information is now available via Standard & Poor's Market Access Program, an information distribution service that enables subscribing publicly traded companies to have their company information disseminated to users of Standard & Poor's Advisor Insight.  The company information to be made available through this program includes share price, volume, dividends, shares outstanding, company financial position, and earnings.  Standard & Poor's Advisor Insight is an Internet-based research engine used by more than 100,000 investment advisors.  A public version of the site is available at www.advisorinsight.com.

In addition, information about companies in Standard & Poor's Market Access Program will be available via S&P's Stock Guide database, which is distributed electronically to virtually all major quote vendors.  As part of the program, a full description of Studio One Media, Inc. has been published in the Daily News section of Standard Corporation Records, a recognized securities manual for secondary trading in approximately 38 states under the Blue Sky Laws.

Standard and Poor’s Customer Contact:	Richard Albanese (212) 438-3647 Email: Richard_albanese@sandp.com

Standard and Poor’s Media Relations Contact:	Michael Privitera (212) 438-6679 Email: Michael_privitera@sandp.com

About Studio One.

Studio One Media, Inc., is a Scottsdale, Arizona based company that is engaged in the design, manufacturing and operation of a proprietary (patents pending), self contained interactive audio/video recording studio designed for installation in shopping malls and other high traffic public areas. The Studio One™ Kiosk will enable the public, for a fee, to record their video and voice images in a state-of-the-art recording studio environment and, at their option, enter their performances in music, modeling and other talent related contests.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.

Dated: December 4, 2007	By:	/s/ Preston J. Shea
Name: Preston J. Shea
Title: President